SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 18, 2006

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-32922	05-0569368
(Commission File Number)	(IRS Employer Identification No.)

1300 South 2nd Street, Pekin, IL	61555
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (309) 347-9200 (Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

     On June 14, 2006, Aventine Renewable Energy Holdings, Inc. (“Aventine”) executed a First Supplemental Indenture (“Supplemental Indenture) to the Indenture, dated as of December 17, 2004 (the “Indenture”) among Aventine, the guarantors party thereto and Wells Fargo Bank, N.A., as trustee. The First Supplemental Indenture became effective upon Aventine’s acceptance for payment of the requisite aggregate principal amount of Aventine’s Senior Secured Floating Rate Notes due 2011 (the “Notes”) tendered pursuant to Aventine’s Offer to Purchase and Consent Solicitation for the Notes launched on June 14, 2006 (the “Offer and Consent Solicitation”). The Offer and Consent Solicitation expired at 8:00 a.m., New York City time, on July 13, 2006. On the same date, Aventine agreed to purchase all of the $155,000,000 principal amount of the Notes validly tendered for purchase and not withdrawn in the Offer and Solicitation. Aventine received the required consents to approve the proposed amendments to the Indenture under which the Notes were issued and the related existing security documents, which proposed amendments, upon their effectiveness, provide for the elimination of most of the restrictive covenants and events of default contained in the Indenture and the release of all of the collateral for the Notes under the existing security documents.

     The foregoing description of the Supplemental Indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the Supplemental Indenture, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Document
10.1	First Supplemental Indenture, dated July 14, 2006 to Indenture dated December 17, 2004 among Aventine, the guarantors party thereto and Wells Fargo Bank, N.A., as trustee

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVENTINE RENEWABLE ENERGY HOLDINGS,
INC.

Date:	July 18, 2006	By:	/s/ Ajay Sabherwal

			Name:	Ajay Sabherwal
			Title:	Chief Financial Officer